                                                                      Exhibit 99
                                                                      ----------

                                 Press Release
                                 -------------

FOR IMMEDIATE RELEASE


                              INTEG INCORPORATED
                        ADOPTS SHAREHOLDER RIGHTS PLAN


     ST. PAUL, MINN., November 27--Integ Incorporated (NASDAQ: NTEG) announced today that its board of directors has adopted a shareholder rights plan, which provides protection against hostile takeovers and market activities that could result in sale of the company. The board of directors retains the right to approve a sale of the company prior to the happening of certain events.

     The company has declared a dividend of one right for each common share
outstanding on December 6, 1996.   Each right will entitle a shareholder to buy
1/100 of a share of the company's newly created Series A Junior Participating
Preferred Stock at an exercise price of $110.00.   The rights will become
exercisable 10 days after a person or group acquires 15% or more of the company's common shares or a tender offer is commenced that would result in ownership by a person or group of 15% or more of the company's common shares.

     The company may redeem the rights at $.01 per right at certain times. The rights will expire on December 6, 2006.

     If prior to the redemption of the rights, a person or group acquires 15% or more of the company's common shares, each right (other than those owned by such a 15% acquiring person or group) will entitle its holder to purchase, at the then-current exercise price, that number of common shares of the company having a market value of twice the right's exercise price. However, Medical Innovation Partners and its affiliates (which currently beneficially own 25.5% of the company's shares) will not be considered an acquiring person so long as its beneficial ownership does not exceed 27.5% of the company's outstanding shares. In addition, if the company sells more than 50% of its assets or earning power or is acquired in a merger or other business combination transaction in which it is not the surviving corporation, the rights will become a right to acquire common shares of an acquiring person at the discounted price.

     Integ Incorporated is developing the Lifeguide System, a painless and bloodless handheld glucose monitoring product for use by people with diabetes. The Lifeguide System will allow people with diabetes to frequently self-monitor their glucose levels without repeatedly enduring the pain of lancing their fingers, thus allowing them to manage their disease more effectively and conveniently.